CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of our report dated May 17, 2018, relating to the statutory financial statements and schedules of Farmers New World Life Insurance Company (prepared in conformity with accounting practices prescribed or permitted by the Washington State Office of the Insurance Commissioner), which appears in such registration statement.

We also consent to the use in this Registration Statement on Form N-6 of our report dated May 17, 2018, relating to the financial statements of the subaccounts listed in such report of Farmers Variable Life Separate Account A, which appears in such registration statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

May 17, 2018